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                                   EXHIBIT 16

                            [On Interact Letterhead]

                                 April __, 2001

THIS LETTER IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF THE COMPANY. SCHEDULES TO AND 14D-9, WHICH ARE AVAILABLE FOR FREE ON THE SEC'S WEBSITE AT www.sec.gov, CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. UPON REQUEST, THE COMPANY WILL MAIL YOU A FREE COPY OF ITS SCHEDULE 14D-9, INCLUDING EXHIBITS ON REQUEST.

  NOTICE TO BUSINESS PARTNERS OF ACCELERATION OF EXPIRATION OF OPTIONS ISSUED
          UNDER THE COMPANY'S 1998 BUSINESS PARTNER STOCK OPTION PLAN

     As you may know, Interact Commerce Corporation, formerly known as SalesLogix Corporation (the "Company"), has entered into an agreement and plan of merger dated as of March 27, 2001 (the "Merger Agreement") with The Sage Group plc, a corporation organized under the laws of England ("Parent"), and its indirect, wholly owned subsidiary Isaiah Acquisition Corp., a Delaware corporation ("Purchaser"), that provides for the acquisition of the Company by Parent at a price of $12.00 per share in cash (the "Offer Price").

     In accordance with the terms of the Merger Agreement, on April 4, 2001, Parent filed a tender offer statement with the Securities Exchange Commission (the "SEC") on Schedule TO and the Company filed a solicitation/recommendation statement with respect to such tender offer with the SEC on Schedule 14D-9. Over the next several days, copies of these filings will be made available to stockholders of the Company at no expense. The filings are also available for free on the SEC's website at www.sec.gov. In addition, upon request to the
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Company's stock plan administration manager, Betsy Eberg, at 480-444-4940, the
Company will mail you a free copy of its Schedule 14D-9, including exhibits on request.

     Following successful completion of the tender offer, the Merger Agreement provides that Purchaser will be merged (the "Merger") with and into the Company (the "Surviving Corporation"), and all shares not purchased by Purchaser in the tender offer will be converted into the right to receive $12.00 per share in cash in the Merger in accordance with the Merger Agreement. The purpose of this letter is to notify you that pursuant to the authority set forth in Section 9.3 of the Company's 1998 Business Partner Stock Option Plan (the "Business Partner Plan"), the Company's Board of Directors has caused the Merger Agreement to provide that the expiration of all options to purchase shares of the Company's Common Stock issued under the Business Partner Plan ("Business Partner Options") shall be accelerated so that immediately prior to the effective time of the
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Merger (the "Effective Time"), all unexercised Business Partner Options then
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outstanding will expire and, to the extent the exercise price of such options is
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less than $12.00 per share, be cashed out.
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     Specifically, Section 2.4(a) of the Merger Agreement provides that, immediately prior to the Effective Time, each outstanding Business Partner
Option shall be cancelled and, in consideration of such cancellation, Parent shall, or shall cause the Surviving Corporation to, pay
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to the holders of Business Partner Options, an amount in respect thereof equal to the product of (x) the excess, if any, of the Offer Price over the exercise price of each such Business Partner Option and (y) the number of shares subject thereto (such payment, if any, to be net of applicable withholding and excise taxes).

     You may elect to exercise your Business Partner Options at any time prior to the Effective Time, and, in your discretion, (a) sell the shares you acquire upon such exercise in the open market, (b) tender such shares in the tender offer described above, which is currently scheduled to expire at midnight on May 2, 2001, but may be extended for additional periods in accordance with the Merger Agreement or (c) hold such shares until the Merger. Alternatively, you may elect not to exercise your Business Partner Options and they will be cashed out in the manner described in the preceding paragraph immediately prior to the Effective Time. As of the Effective Time, the Business Partner Plan shall terminate.

     Individual tax implications attendant to the acquisition and disposition of options and shares pursuant to the Business Partner Plan are the responsibility of the individual participant - please consult your personal tax advisor. The brief description of federal tax consequences provided in the prospectus for the Business Partner Plan previously provided to you with your Business Partner Option(s) is based upon the law and the policies of the United States
Department of the Treasury and the IRS as of the date of the prospectus, and it should be understood that such description is not exhaustive, that the law may change and, further, that special rules are provided with respect to situations not specifically discussed therein.

     Please call the Company's stock plan administrator, Betsy Eberg, at 480-444-4940 if you have any questions.

                            John Harbottle



                            Vice President, Finance and Chief Financial Officer